								Schedule A

RULE 10f-3 TRANSACTIONS REPORT

April 1, 2003 through June 30, 2003
Affiliated Underwriter: Banc of America Securities, LLC

	Type of Security*				Principal/				% of
	(1), (2),	Date Offering			Shares		Price Paid	% of	Fund
Issuer	(3), (4)	Commenced	Purchase Date	Selling Broker**	Purchased	Price/Par	By Fund	Issue	Assets

Hatteras
Vivendi Universal Corporation	1	04/03/03	04/03/03	Goldman Sachs	172,000	$100.000	$172,000	0.02%	0.35%
Park Place Entertainment Corp	1	04/08/03	04/08/03	Deutche Bank-Alex Brown	29,000	$100.000	$29,000	0.01%	0.06%
Cox Enterprises Corporation	3	04/14/03	04/14/03	J.P. Morgan	25,000	$99.935	$24,984	0.01%	0.05%
BHP Billiton Finance	1	04/14/03	04/14/03	Citigroup	32,000	$99.890	$31,965	0.00%	0.06%
Alpharma Inc. Sr. Notes	1	04/16/03	04/16/03	CIBC World Markets	27,000	$100.000	$27,000	0.01%	0.05%
Equistar Chemicals Corporation Sr. Notes 10.625%	1	04/16/03	04/16/03	Citigroup	109,000	$100.000	$109,000	0.02%	0.22%
Wal-Mart 4.55% 5/1/13	1	04/22/03	04/22/03	Lehman Brothers	53,000	$99.753	$52,869	0.00%	0.11%
Flextronics	1	05/05/03	05/05/03	Salomon Smith Barney	228,000	$100.000	$228,000	0.06%	0.45%
Hartford Financial Services	1	05/19/03	05/19/03	Wachovia	30,000	$99.884	$29,965	0.01%	0.06%
El Paso Production Holdings	1	05/20/03	05/20/03	Credit Suisse First Boston	57,000	$100.000	$57,000	0.00%	0.11%
Apogent Technologies	1	05/22/03	05/22/03	UBS Warburg	54,000	$101.000	$54,540	0.02%	0.11%
Georgia Pacific	1	05/22/03	05/22/03	UBS Warburg	447,000	$100.000	$447,000	0.13%	0.88%
Daimler Chrysler 3.375% 6/4/08	1	05/28/03	05/28/03	Deutche Bank	153,000	$99.657	$152,475	0.01%	0.30%
Williams Company 8% 6/1/10	1	06/05/03	06/05/03	Lehman Brothers	83,000	$100.000	$83,000	0.01%	0.16%
CBD Media, LLC 8.625% 6/1/2011	1	06/09/03	06/09/03	Lehman Brothers	27,000	$100.000	$27,000	0.02%	0.05%
Tenneco Automotive Inc.	1	06/10/03	06/10/03	J.P. Morgan	28,000	$100.000	$28,000	0.01%	0.05%
Rio Tinto Financial USA Ltd	1	06/12/03	06/12/03	J.P. Morgan	31,000	$99.978	$30,993	0.01%	0.06%
Centennial Cellular 10.125% 6/15/2013	1	06/16/03	06/16/03	Credit Suisse First Boston	141,000	$100.000	$141,000	0.03%	0.27%
Domino’s Inc Sr, sub notes 8.25% due 7/11/2011	1	06/18/03	06/18/03	J.P. Morgan	53,000	$99.278	$52,617	0.01%	0.10%
American Color Graphics	1	06/19/03	06/19/03	Morgan Stanley	13,000	$100.000	$13,000	0.00%	0.03%
Electronic Data Systems	1	06/25/03	06/25/03	Citigroup	15,000	$98.434	$14,765	0.00%	0.03%

•	The following designations identify whether the securities are: (1) part of a Registered Offering; (2) part of an Eligible Foreign Offering; (3) part of an Eligible Rule 144A Offering; or (4) Eligible Municipal Securities, as such terms are defined in the Procedures for Investment Pursuant to Rule 10f-3 under the Investment Company Act of 1940, as amended.

••	The Selling Broker is not affiliated with the Affiliated Underwriter.

     The amount of securities of any class purchased by a Fund aggregated with purchases by any other investment company advised by the Adviser, and any purchases by another account with respect to which the Adviser has investment discretion if the Adviser exercised such investment discretion with respect to the purchase, shall not exceed (i) 25% of the principal amount of the offering of such class or (ii) if an Eligible Rule 144A offering, 25% of the total of the principal amount of the offering of such class sold to qualified institutional buyers plus the principal amount of the offering of such class in any concurrent public offering.

     The securities were offered in a firm commitment underwriting (unless a rights offering) and the securities purchased were of an issuer who had been in continuous operations for not less than three years, including predecessors (except for Eligible Municipal Securities).